Exhibit 99.1

DT ASIA INVESTMENTS LIMITED SHAREHOLDERS APPROVE ITS BUSINESS COMBINATION WITH CHINA LENDING; COMPANY NOW SEEKING REQUIRED WAIVERS FROM CHINA LENDING TO CLOSE

New York, NY – July 6, 2016 – DT Asia Investments Limited (NASDAQ: CADT; CADTW; CADTU; CADTR) (“DT Asia” or the “Company”) today announced that, at yesterday’s special meeting of shareholders, the Company’s shareholders approved the Company’s potential business combination with Adrie Global Holdings Limited (“Adrie”), a privately-held holding company that primarily operates through its consolidated variable interest entity, Urumqi Feng Hui Direct Lending Limited (Adrie and its controlled entities, collectively, “China Lending”), pursuant to which Adrie will become a wholly-owned subsidiary of DT Asia. In connection with the special meeting of shareholders, 1,544,138 of the Company’s public shares were validly presented to the Company for redemption.

In connection with, and as a condition to, the proposed business combination, the Company had sought to raise a minimum of $12 million in a private placement of newly created Series A convertible preferred stock to certain accredited investors. As of the date hereof, the Company has only received approximately $8.6 million in subscriptions.

Following yesterday’s receipt of shareholder approval, the parties are seeking to satisfy or negotiate waivers to any remaining closing conditions to the proposed business combination, including but not limited to the requirement to have a minimum of $10 million in cash (before expenses) available at the closing from the trust funds and the shares issued in the private placement. Without receiving all waivers, no assurance can be made as to whether the proposed business combination will be consummated. If DT Asia does not consummate the private placement and business combination by the end of July 6, 2016, it will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to its then-public shareholders.

About DT Asia

DT Asia is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. DT Asia’s units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols “CADTU,” “CADT,” “CADTR” and “CADTW,” respectively.

About China Lending

Founded in 2009, China Lending is a non-bank direct lending corporation and provides services to micro, small and medium sized enterprises, farmers, and individuals, who are currently underserved by commercial banks in China. Headquartered in Urumqi, the capital of Xinjiang Autonomous Region, with a registered capital of $94.7 million as of March 31, 2016, China Lending is one of the largest direct lending companies in the region in terms of registered capital.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that China Lending expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “may,” “believe” and “expect.” These statements are based on certain assumptions and analyses made by China Lending in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the share exchange agreement with Adrie; (2) the inability to complete the transactions contemplated by the share exchange agreement due to the failure to consummate the anticipated private placement financing or satisfy other conditions to the closing of the proposed business combination which are not otherwise waived, including but not limited to the requirement to have a minimum of $10 million in cash (before expenses) available at the closing from the trust funds and the shares issued in the private placement; (3) the ability to obtain or maintain the listing of the Company’s securities on the NASDAQ Capital Market following the business combination; (4) the risk that the proposed business combination disrupts the Company’s current plans and operations; (5) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, closing proceeds, competition and the ability of the business to grow and manage growth profitably; (6) the outcome of any legal proceedings that may be instituted against DT Asia or Adrie following the closing of the proposed business combination; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the proxy statement filed by the Company in connection with the business combination, including those under “Risk Factors” therein, and other factors identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

These forward-looking statements are based on information available as of the date of this press release and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date and the Company undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contacts:

DT Asia

DT Asia Investments Limited

Emily Tong, Chairman of the Board

or

Stephen N Cannon, Chief Executive Officer

Investor Relations:

The Equity Group Inc.

Lena Cati, Vice President

212-836-9611

lcati@equityny.com